As filed with the Securities and Exchange Commission on February 9, 2004

     Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STONEPATH GROUP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	4731	65-0867684

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1600 Market Street, Suite 1515
Philadelphia, Pennsylvania 19103
(215) 979-8370
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Cohen, Esquire
Senior Vice President and General Counsel
Stonepath Group, Inc.
1600 Market Street, Suite 1515
Philadelphia, Pennsylvania 19103
(215) 979-8370
Fax (215) 979-8399

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

 Please Address a Copy of All Communications to:

Brian S. North, Esquire
Buchanan Ingersoll PC
1835 Market Street, 14th Floor
Philadelphia, Pennsylvania 19103
(215) 665-8700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the preliminary prospectus is expected to be made pursuant to Rule 434, please check the following box.

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CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(2)
Preferred Stock
Common Stock, $.001 par value per share	$50,000,000		$50,000,000	$6,335.00
Warrants

(1)	This Registration Statement registers an indeterminate amount of each class of security that the Registrant may sell from time to time in accordance with Rule 457(o) under the Securities Act of 1933. The amount to be registered consists of up to $50,000,000 in market value of common stock, preferred stock and warrants.

(2)	The proposed maximum offering price per unit has been omitted pursuant to Securities Act Release No. 6964. The proposed maximum aggregate offering price for each class of security has been omitted pursuant to General Instruction II.D of Form S-3. The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933.

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also includes additional shares of common stock, preferred stock and warrants issuable upon stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion February 9, 2004

Prospectus

STONEPATH GROUP, INC.

$50,000,000

Preferred Stock
Common Stock
Warrants

     We may offer and sell from time to time shares of our preferred stock, shares of our common stock, warrants to purchase preferred stock or common stock or any combination thereof. The aggregate offering price of the securities we will offer will not exceed $50,000,000. We will offer these securities in amounts, at prices, and on terms to be determined by market conditions at the time of our offering.

     We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer the securities, which may include sales to or through underwriters, agents, dealers or other purchasers. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplements carefully before making an investment in our securities. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

     Our common stock is listed on the American Stock Exchange under the symbol “STG.”

     INVESTING IN ANY OF OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2004.

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

STONEPATH GROUP, INC.	1

RISK FACTORS	3

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	12

FORWARD-LOOKING STATEMENTS	13

USE OF PROCEEDS	13

PLAN OF DISTRIBUTION	14

DESCRIPTION OF SECURITIES REGISTERED	16

LEGAL MATTERS	18

EXPERTS	18

WHERE YOU CAN FIND MORE INFORMATION	18

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	19

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ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus, in jurisdictions where offers and sales are permitted, in one or more offerings up to a total offering amount of $50 million.

     We provide information to you about the securities in two separate documents that progressively provide more detail:

•	this prospectus, which contains general information, some of which may not apply to your securities; and

•	the accompanying prospectus supplement, which describes the specific terms of your securities and may also add, update or change information contained in this prospectus.

     If the terms of your securities vary between the accompanying prospectus supplement and this prospectus, you should rely upon the different information contained in the prospectus supplement.

     You should read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” to learn more about us and the securities we are offering.

STONEPATH GROUP, INC.

     We are a non-asset based third-party logistics services company providing supply chain solutions on a global basis. We offer a full range of time-definite transportation and distribution solutions through our Domestic Services platform where we manage and arrange the movement of raw materials, supplies, components and finished goods for our customers. These services are offered through our domestic air and ground freight forwarding business. We offer a full range of international logistics services, including international air and ocean transportation, as well as customs house brokerage services, through our International Services platform. In addition to these core service offerings, we also provide a broad range of value added supply chain management services, including warehousing, order fulfillment and inventory management. We service a customer base of manufacturers, distributors and national retail chains through a network of offices in 21 major metropolitan areas in North America, plus eight international locations, and an extensive network of over 200 independent carriers and over 150 service partners strategically located around the world.

     Our strategic objective is to build a leading global logistics services organization that integrates established logistics companies with innovative technologies. To that end, we are extending our network through a combination of synergistic acquisitions and the organic expansion of our existing base of logistics operations.

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     Our acquisition strategy focuses on acquiring and integrating logistics businesses that will enhance our position in current markets as well as extend our network to targeted locations in Asia, South America and Europe. We select acquisition targets based upon their ability to demonstrate: (1) historic levels of profitability; (2) a proven record of delivering superior time-definite distribution and other value added services; (3) an established customer base of large and mid-sized companies; and (4) opportunities for significant growth within strategic segments of our business.

     As we integrate these companies, we intend to create additional shareholder value by: (1) improving productivity through adoption of common technologies and business processes; (2) improving transportation margins by leveraging our growing purchasing power; and (3) enhancing the opportunity for organic growth through cross-selling and offering expanded services.

     Our strategy is designed to take advantage of shifting market dynamics. The third-party logistics industry continues to grow as an increasing number of businesses outsource their logistics functions to more cost effectively manage and extract value from their supply chains. Also, we believe that the industry is positioned for further consolidation since it remains highly fragmented, and since customers are demanding the types of sophisticated and broad reaching service offerings that can more effectively be handled by larger and more diverse organizations.

     There are a variety of risks associated with our ability to achieve our strategic objectives, including our ability to acquire and profitably manage additional businesses, our current reliance on a small number of key customers, the risks inherent in international operations, and the intense competition in our industry for customers and for the acquisition of additional businesses. For a more detailed discussion of these risks and the risks associated with an investment in our securities, see the discussion under the “Risk Factors” section of this prospectus beginning on page 3.

     Our executive offices are located at 1600 Market Street, Suite 1515, Philadelphia, Pennsylvania 19103 and our telephone number is (215) 979-8370. Our Internet address is www.stonepath.com. Information contained on our website should not be considered part of this prospectus.

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RISK FACTORS

     AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE RISKS DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE THE MATERIAL RISKS WE BELIEVE ARE ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES BUT ARE NOT THE ONLY RISKS WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO AFFECT OUR BUSINESS OPERATIONS. IF ANY OF THESE RISKS DO OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE SECTION ENTITLED “FORWARD-LOOKING STATEMENTS” FOR A FURTHER DISCUSSION OF THESE FACTORS.

     If we are unable to profitably manage and integrate the companies we acquire or are unable to acquire additional companies, we will not achieve our growth and profit objectives.

     Our goal is to build a global logistics services organization. Realizing this goal will require the acquisition of a number of diverse companies in the logistics industry covering a variety of geographic regions and specialized service offerings. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of risks, including possible adverse effects on our operating results, diversion of management resources, failure to retain key personnel, and risks associated with unanticipated liabilities, some or all of which could have a material adverse effect on our business, financial condition and results of operations.

     Additional financing will be required to implement our business strategy.

     We believe that our current working capital and anticipated cash flow from operations are adequate to fund existing operations. Our ability to complete further acquisitions, however, is limited until we raise additional capital, primarily due to limitations under our existing credit facility and in view of anticipated expenditures that will be required to satisfy acquisition related earn-out payments that will be due in April 2004. We may finance acquisitions, however, using our securities for all or some portion of the consideration. In the event that our common stock does not attain or maintain a sufficient market value or potential acquisition candidates are otherwise unwilling to accept our securities as part of the purchase price for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to continue our acquisition program. If we do not have sufficient cash resources through either operations or from debt facilities, our growth could be limited unless we are able to obtain such additional capital.

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     Earn-out payments due in connection with our acquisitions could require us to incur additional indebtedness or issue additional equity securities.

     We are required to make significant cash payments in the future when and if the earn-out installments for our acquisitions become due. While we believe that some portion of the required cash will be generated by each of the acquired subsidiaries, we most likely will have to secure additional sources of capital to fund some portion of the earn-out payments as they become due. This may require us to incur additional indebtedness or issue additional equity securities. We cannot be certain that we will be able to borrow any funds for this purpose on terms acceptable to us, if at all, or that once we incur such indebtedness, that we will be able to operate profitably. Additional indebtedness could negatively impact our cash flow and ability to make further acquisitions. Issuing additional shares of common stock or common stock equivalents to generate the required financing would increase the number of shares outstanding and further dilute the interests of our existing shareholders.

     If our common stock is sold pursuant to this offering, or other securities convertible into our common stock are sold pursuant to this offering and are subsequently converted into our common stock, there will be an increase in the number of outstanding shares of our common stock. This could create downward pressure on the trading price of our common stock.

     Sales of substantial amounts of common stock (or preferred stock or warrants convertible into, or exercisable for, common stock) in the public market resulting from this offering, or the perception that such sales may occur, could reduce the market price of our common stock and make it more difficult for us to sell equity securities in the future. Based upon the market price of our common stock on the date of this prospectus, up to _________ shares of our common stock, or ____% of our outstanding common stock, could be issued in this offering. In the event of a decline in the market price of our common stock, even more shares could be sold in this offering.

     Our credit facility places limitations on the type and number of acquisitions we may make.

     We have obtained a $20 million credit facility from LaSalle Business Credit, Inc. to provide additional funding for acquisitions and for our on-going working capital requirements. Under the terms of the credit facility, we are permitted to make additional acquisitions without the lender's consent only if certain conditions are satisfied. The conditions imposed by the credit facility include the following: (1) the absence of an event of default under the credit facility; (2) the company to be acquired must be in the transportation and logistics industry; (3) the purchase price to be paid must be consistent with our historical business and acquisition model; (4) the undrawn availability under the credit facility must average $5 million for the 60 days preceding the acquisition and must be at least $5 million after giving effect to the acquisition; (5) the lender must be reasonably satisfied with projected financial statements we provide covering a 12 month period following the acquisition; (6) the acquisition documents must be provided to the lender and must be consistent with the description of the transaction provided to the lender; (7) through May 2005, the aggregate cash consideration paid at the closing for foreign acquisitions must not exceed $11.3 million (such amount may be increased up to $20.0 million based on the results of subsequent equity offerings); and (8) the number of such permitted acquisitions is limited to four per year (excluding any acquisitions for which the purchase price is payable solely in stock). In the event that we were not able to satisfy the conditions of the credit facility in connection with a proposed acquisition, we would have to forego the acquisition unless we either obtained the lender’s consent or retired the credit facility. This may limit or slow our ability to achieve the critical mass we may need to achieve our strategic objectives.

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     Our credit facility contains financial covenants that may limit its current availability.

     The terms of our credit facility are subject to certain financial covenants which may limit the amount otherwise available under that facility. Principal among these are financial covenants that limit availability based upon measures of our cash flow, as well as a covenant that limits funded debt (the “Funded Debt Covenant”) to a multiple of consolidated earnings before interest, taxes, depreciation and amortization generated from the operations of our United States subsidiaries (“Domestic EBITDA”). Under the Funded Debt Covenant, our funded debt is limited to a multiple of 2.75 of our Domestic EBITDA measured on a rolling four quarter basis. For example, based on our rolling four quarter Domestic EBITDA of approximately $6.9 million, the availability under our credit facility was approximately $18.975 million as of the end of our third quarter of 2003, even though our facility is $20 million. As our rolling four quarter Domestic EBITDA increases or decreases, the availability under our credit facility will increase or decrease.

     Due to our acquisition strategy, our earnings will be adversely affected by non-cash charges relating to amortization of intangibles.

     Under applicable accounting standards, purchasers are required to allocate the total consideration paid in a business combination to the identified acquired assets and liabilities based on their fair values at the time of acquisition. The excess of the consideration paid in a business combination over the fair value of the identifiable tangible assets acquired is to be allocated among identifiable intangible assets and goodwill. The amount allocated to goodwill is not subject to amortization, however, it is tested at least annually for impairment. The amount allocated to identifiable intangibles, such as customer relationships and the like, is to be amortized over the life of the intangible assets; thus, subjecting the purchaser to periodic charges against its earnings to the extent of the amortization incurred for that period. Because our business strategy focuses on growth through acquisitions, our future earnings will be subject to greater non-cash amortization charges than a company whose earnings are derived organically. As a result, we will experience an increase in non-cash charges related to the amortization of intangible assets acquired in our acquisitions. This will create the appearance, based on our financial statements, that our intangible assets are diminishing in value, when in fact they may be increasing because we are growing the value of our intangible assets (e.g., customer relationships). Because of this discrepancy, we believe EBITDA provides a meaningful measure of our financial performance. However, the investment community generally measures a public company’s performance by its net income. Thus, while we believe EBITDA provides a meaningful measure of our financial performance, should the investment community elect to place more emphasis on our net income, the future price of our common stock could be adversely affected.

     Since we are not obligated to follow any particular criteria or standards for acquisition candidates, shareholders must rely solely on our ability to identify, evaluate and complete acquisitions.

     Even though we have developed general acquisition guidelines, we are not obligated to follow any particular operating, financial, geographic or other criteria in evaluating candidates for potential acquisitions or business combinations. We target companies which we believe will provide the best potential long-term financial return for our shareholders and we determine the purchase price and other terms and conditions of acquisitions. Our shareholders will not have the opportunity to evaluate the relevant economic, financial and other information that we will use and consider in deciding whether or not to enter into a particular transaction.

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     The scarcity of, and competition for, acquisition opportunities makes it more difficult to complete acquisitions.

     There are a limited number of operating companies available for acquisition which we consider desirable. In addition, there is a high level of competition among companies seeking to acquire these operating companies. A large number of established and well-financed entities are active in acquiring the type of companies we believe are desirable. Many of these entities have significantly greater financial resources than we have. Consequently, we are at a competitive disadvantage in negotiating and executing possible acquisitions of these businesses. Even if we are able to successfully compete with these entities, this competition may affect the terms of completed transactions and, as a result, we may pay more than we expected for potential acquisitions. We may find it difficult to identify operating companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to complete an acquisition of such a company for many reasons, including:

•	a failure to agree on the terms necessary for a transaction, such as purchase price;
•	incompatibility of operating strategies and management philosophies;
•	competition from other acquirers of operating companies;
•	insufficient capital to acquire a profitable logistics company; and
•	the unwillingness of a potential acquiree to work with our management or our affiliated companies.

     If we are unable to successfully compete with other entities in acquiring the companies we target, we will not be able to successfully implement our business plan.

     The issuance of additional securities may cause additional dilution to the interests of our existing shareholders.

     The additional financing required to fund our acquisition strategy may require us to issue additional shares of common stock or common stock equivalents to generate the required financing. For example, we issued 6,024,908 shares of our common stock in a private placement transaction that closed in October 2003. Any subsequent issuances of securities, including those in this offering, will further increase the number of shares outstanding and further dilute the interests of our existing shareholders. We may issue more shares of common stock for this purpose without prior notice to our shareholders.

     We may also issue securities to, among other things, facilitate a business combination, acquire assets or stock of another business, compensate employees or consultants or for other valid business reasons at the discretion of our Board of Directors, which could further dilute the interests of our existing shareholders.

     The exercise or conversion of our outstanding options, warrants or other convertible securities or any derivative securities we issue in the future will result in the dilution of the ownership interests of our existing shareholders and may create downward pressure on the trading price of our common stock.

     We are currently authorized to issue 100,000,000 shares of common stock. As of January 27, 2004, we have 37,693,694 outstanding shares of common stock. We may in the future issue up to 16,611,310 additional shares of our common stock upon exercise or conversion of existing outstanding convertible securities in accordance with the following schedule:

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	Number of Shares	Proceeds

Upon conversion of our Series D Preferred Stock	3,104,770	$–
Options granted under our Stock Option Plan	10,023,434	14,563,250
Non-Plan Options	1,774,700	3,222,250
Warrants	1,708,396	1,768,406

Total	16,611,300	$19,553,906

     Even though the aggregate exercise of these securities could generate material proceeds for us, the issuance of these additional shares would result in the dilution of the ownership interests of our existing common shareholders and the market price of our common stock could be adversely affected.

     We rely on a small number of key customers, the loss of any of which would have a negative effect on our results of operations.

     Even though our customer base will likely diversify as we grow through acquisitions, our customer base has been highly concentrated. For the year ended December 31, 2002 our largest customer, Best Buy Co., Inc., a national retail chain, accounted for approximately 33% of our total revenues. Our next largest customer accounted for approximately 11% of our total revenues and our next four largest customers accounted for approximately 13% of our total revenues, with none of these four customers accounting for 10% or more of our total revenues. We believe the risk posed by this concentration is mitigated by our longstanding and continuing relationships with these customers and we are confident that these relationships will remain ongoing for the foreseeable future. We intend to continue to provide superior service to all of our customers and have no expectation that revenues from any of these customers will be reduced as a result of any factors within our control. However, adverse conditions in the industries of our customers could cause us to lose a significant customer or experience a decrease in shipment volume. Either of these events could negatively impact us. Our immediate plans, however, are to reduce our dependence on any particular customer or customers by increasing our sales and customer base by, among other things, diversifying our service offerings and continuing with our growth strategy.

     The risks associated with international operations could adversely affect our operations and ability to grow outside of the United States.

     A significant portion of our revenues is derived from our international operations and the growth of those operations is an important part of our business strategy. Our current international operations are focused on the shipment of goods into and out of the United States and are dependent on the volume of international trade with the United States. Our strategic plan contemplates the growth of those operations as well as expanding into the transportation of goods wholly outside of the United States. The following factors could adversely affect our current international operations as well as the growth of those operations:

•	the political and economic systems in certain international markets are less stable than in the United States;
•	wars, civil unrest, acts of terrorism and other conflicts exist in certain international markets;
•	export restrictions, tariffs, licenses and other trade barriers can adversely affect the international trade serviced by our international operations;
•	managing distant operations with different local market conditions and practices is more difficult than managing domestic operations;
•	differing technology standards in other countries present difficulties and incremental expense in integrating our services across international markets;
•	complex foreign laws and treaties can adversely affect our ability to compete; and
•	our ability to repatriate funds may be limited by tax ramifications and foreign exchange controls.

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     Terrorist attacks and other acts of violence or war may affect any market on which our shares trade, the markets in which we operate, our operations and our profitability.

     Terrorist acts or acts of war or armed conflict could negatively affect our operations in a number of ways. Any of these acts could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They could also result in a continuation of the current economic uncertainty in the United States and abroad. Acts of terrorism or armed conflict, and the uncertainty caused by such conflicts, could cause an overall reduction in worldwide sales of goods and corresponding shipments of goods. This would have a negative effect on our operations. Also, terrorist activities similar to the type experienced on September 11, 2001 could result in another halt of trading of securities on the American Stock Exchange, which could also have an adverse effect on the trading price of our shares and overall market capitalization.

     We depend on the continued service of certain executive officers. We can not assure you that we will be able to retain these persons.

     For the foreseeable future, our success will depend largely on the continued services of our Chief Executive Officer, Dennis L. Pelino, as well as the heads of our domestic and international service organizations, Gary Koch and Jason Totah, because of their collective industry knowledge, marketing skills and relationships with major vendors and customers. We have employment agreements with each of these individuals which contain a non-competition covenant which survives their actual term of employment. Nevertheless, should any of these individuals leave the Company, it could have a material adverse effect on our future results of operations.

     We face intense competition in our industry.

     The freight forwarding, logistics and supply chain management industry is intensely competitive and is expected to remain so for the foreseeable future. We face competition from a number of companies, including many that have significantly greater financial, technical and marketing resources. There are a large number of companies competing in one or more segments of the industry, although the number of firms with a global network that offer a full complement of freight forwarding and supply chain management services is more limited. Depending on the location of the customer and the scope of services requested, we must compete against both the niche players and larger entities. In addition, customers increasingly are turning to competitive bidding situations involving bids from a number of competitors, including competitors that are larger than we are.

     Our stock price may be volatile due to factors under, as well as out of, our control.

     The market price of our common stock has been highly volatile. Some factors that may affect the market price in the future include:

•	actual or anticipated fluctuations in our operating results;
•	announcements of technological innovations or new commercial products or services by us or our competitors;
•	a continued weakening of general market conditions which in turn could have a depressive effect on the volume of goods shipped and shipments that we manage or arrange;
•	acts of global terrorism or armed conflicts; and
•	changes in recommendations or earnings estimates by us or by securities analysts.

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     Furthermore, the stock market has historically experienced volatility which has particularly affected the market prices of securities of many companies with a small market capitalization and which sometimes has been unrelated to the operating performances of such companies.

     Our cash flow will be adversely affected in the future once we fully utilize our consolidated net operating loss carryforward.

     Due to losses we incurred in our former business model, we have accumulated a net operating loss carryforward for federal income tax purposes. As of December 31, 2002, approximately $21.7 million of these losses were available to offset our taxable income until the losses are fully utilized. Once these losses have been fully utilized, our cash flows will be affected accordingly.

     If we fail to improve our management information and financial reporting systems, we may experience an adverse effect on our operations and financial condition.

     Our management information and financial reporting systems need to be improved.

      In January 2004, we restated our consolidated statements of operations for the last three quarters of fiscal 2002, the first three quarters of fiscal 2003, and for the year ended December 31, 2002 to correct a process error discovered in the legacy accounting processes of Stonepath Logistics International Services, Inc. (f/k/a Global Transportation Systems, Inc.) and Global Container Line, Inc., its wholly owned subsidiary. The error resulted in the failure to eliminate certain intercompany transactions in consolidation. This resulted in an overstatement of total revenue and a corresponding overstatement of the cost of transportation, with no resulting impact on net revenue, EBITDA or net income. This process error had been embedded within the legacy accounting processes of Global Transportation Systems, Inc. for a period which began substantially before its acquisition by the Company in April 2002.

     We believe that the presence of this error, in and of itself, constitutes a reportable condition as defined under standards established by the American Institute of Certified Public Accountants. A reportable condition is a significant deficiency in the design or operation of internal controls, which could adversely affect an organization’s ability to initiate, record, process and report financial data consistent with the assertions of management in the financial statements. To specifically respond to this matter, and in general to meet our obligations under Section 404 of the Sarbanes-Oxley Act of 2002, we have commenced an overall review of our internal controls over financial reporting. As part of the assessment of our internal controls over financial reporting, we will focus on our recent growth in terms of both size and complexity, coupled with the fact that our finance and accounting functions are largely decentralized. Although this review is not yet completed, we have initiated an immediate change in process to correct the process error that occurred and to reduce the likelihood that a similar error could occur in the future.

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     While we believe we have a plan that, when completed, will eliminate the reportable condition described above, we may experience delays, disruptions and unanticipated expenses in completing that plan and in otherwise implementing, integrating and operating our consolidated management information and financial reporting systems. Failure to enhance these systems could delay our receipt of management and financial information at the consolidated level which could disrupt our operations or impair our ability to monitor our operations and have a negative effect on our financial condition.

     Because we are a holding company, we depend on receiving distributions from our subsidiaries and we could be harmed if such distributions could not be made in the future.

     We are a holding company and all of our operations are conducted through subsidiaries. Consequently, we rely on dividends or advances from our subsidiaries. The ability of such subsidiaries to pay dividends and our ability to receive distributions from those subsidiaries are subject to applicable local law and other restrictions including, but not limited to, applicable tax laws. Such laws and restrictions could limit the payment of dividends and distributions to us which would restrict our ability to continue operations.

     We believe our industry is consolidating and if we cannot gain sufficient market presence, we may not be able to compete successfully against larger global companies.

     We believe the marked trend within our industry is towards consolidation of the niche players into larger companies which are attempting to increase global operations through the acquisition of regional and local freight forwarders. If we cannot gain sufficient market presence or otherwise establish a successful strategy in our industry, we may not be able to compete successfully against larger companies in our industry with global operations.

     We may be required to incur material expenses in defending or resolving outstanding lawsuits which would adversely affect our results of operations.

     We are a defendant in a number of legal proceedings, including one particular matter that we have identified as material in our periodic SEC filings. Although we believe that the claims asserted in these proceedings are without merit, and we intend to vigorously defend these matters, we could incur material expenses in the defense and resolution of these matters. Since we have not established any reserves in connection with these claims, any such liability would be recorded as an expense in the period incurred or estimated. This amount, even if not material to our overall financial condition, could adversely affect our results of operations in the period recorded.

     We have a very limited operating history upon which you can evaluate our prospects.

     During 2001, we discontinued our former business model of developing early-stage technology businesses, and adopted a new model of delivering non-asset based third-party logistics services. The first acquisition under our new business model occurred on October 5, 2001. Subsequent acquisitions were completed during 2002 and 2003. As a result, we have a very limited operating history under our current business model. Even though we are managed by senior executives with significant experience in the industry, our limited operating history makes it difficult to predict the longer-term success of our business model.

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     Provisions of our charter and applicable Delaware law may make it more difficult to complete a contested takeover of our Company.

     Certain provisions of our certificate of incorporation and the General Corporation Law of the State of Delaware (the “GCL”) could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our shareholders. For example, we are subject to the provisions of the GCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting shares (an “interested shareholder”) for three years after the person became an interested shareholder, unless the business combination is approved in a prescribed manner. Finally, our certificate of incorporation includes undesignated preferred stock, which may enable our Board of Directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise.

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RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of our “earnings” to our “combined fixed charges and preferred stock dividends” for the periods indicated:

	Nine Months Ended September 30, 2003	Years Ended December 31,

		2002	2001	2000	1999	1998

Ratio of earnings to combined fixed charges and preference dividends	2.25	1.15	(0.66)	(0.12)	(0.22)	—
Deficiency			$7,408,267	$51,106,253	$12,178,693	—

     The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings available for fixed charges and preferred stock dividends during a period by the fixed charges and preferred stock dividends for that period. Our fixed charges are calculated by adding the interest we pay on our indebtedness, the amount we amortize for debt financing costs, and our estimate of the amount of interest included in our rental expense.

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FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our subsidiaries that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” or the negative of such terms or other similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Many of these risks and uncertainties are set forth in the “Risk Factors” section of this prospectus and in our other filings with the Securities and Exchange Commission. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

USE OF PROCEEDS

     We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Unless otherwise provided in a prospectus supplement, we currently anticipate using the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement to help fund future acquisitions, including the repayment of indebtedness incurred to finance acquisitions. However, we may also use a portion of the net proceeds for payment of earn-outs, general corporate purposes, capital expenditures and additions to our working capital. We evaluate acquisition opportunities and engage in related discussions with other companies on a continuing basis in accordance with our acquisition strategy of acquiring companies that offer a full range of domestic and international freight forwarding and logistics services. A more detailed discussion of our acquisition strategy is set forth in this prospectus under the heading “Stonepath Group, Inc.”

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PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus:

•	to or through underwriters or dealers;

•	directly to purchasers;

•	through agents; or

•	through a combination of any of these methods.

     We may distribute the securities offered by this prospectus:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.

     The prospectus supplement with respect to the securities being offered will set forth the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any placement agency fees and other items constituting agents’ compensation;

•	any initial offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

     We may determine the price or other terms of the securities offered by this prospectus by means of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of any underwriter, dealer or agent in the prospectus supplement.

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     If underwriters are used in any sale of the securities, those securities will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.

     We may also sell the securities directly or through agents designated by us.

     Underwriters, dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from us or our purchasers. In addition, underwriters may sell our securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions or profits received on resale by the underwriters may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer, or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may enter into agreements that provide for the indemnification against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or for contribution with respect to payments made by the underwriters, dealers, or agents.

     We may grant underwriters who participate in the distribution of the securities an option to purchase additional securities to cover over allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     In connection with the offering of securities, certain underwriters and selling group members and their affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. These transactions may include stabilization transactions in accordance with Rule 104 of Regulation M of the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing its market price. In addition, certain underwriters and selling group members may engage in passive market making transactions under Rule 103 of Regulation M of the SEC.

     The underwriters in an offering may also create a “short position” by selling more securities in connection with the offering than they are committed to purchase. In that case, the underwriters could cover all or a portion of the short position by either purchasing our securities in the open market or by exercising any over allotment option granted to them. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are being distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in a prospectus supplement are required to be taken by any underwriter and, if they are taken, may be discontinued at any time.

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DESCRIPTION OF SECURITIES REGISTERED

General

     We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

Preferred Stock

     We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of each series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

     For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•	The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of the holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on our ability to issue additional shares of such series or other securities; and

•	Any other relative powers, preferences, and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

     All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

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Series D Convertible Preferred Stock

     As of January 27, 2004, our Series D Convertible Preferred Stock is convertible into 3,104,770 shares of our common stock. The holders of the Series D Convertible Preferred Stock are entitled to participate in all liquidation distributions made to the holders of our common stock on an as-if converted basis. The Series D Convertible Preferred Stock carries no dividend, and, except under limited circumstances, has no voting rights except as required by law. By no later than December 31, 2004, the Series D Convertible Preferred Stock will convert into shares of our common stock.

Common Stock

      The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders and do not have cumulative voting rights. Our common stock is not redeemable or convertible and the holders of our common stock do not have any preemptive right to purchase our securities. Upon our dissolution, holders of our common stock are entitled to receive ratably all of our assets, if any, which remain legally available for distribution to them after any distribution required to be made to the holders of our preferred stock. Subject to the prior dividend rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends as and when declared by our board of directors out of legally available funds.

Warrants

     The following description summarizes certain general terms and provisions of the warrants, is not complete and is qualified in its entirety by reference to the warrant agreement under which the warrants will be issued.

     We may issue warrants as separate securities or together with any of our equity securities. The prospectus supplement will set forth the specific terms of any warrants offered thereby, including, where applicable:

•	the designation, number of shares, stated value and terms (including liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants and the price at which such number of shares of preferred stock may be purchased upon such exercise;

•	the number of shares of common stock purchasable upon exercise of warrants and the price at which such number of shares of common stock may be purchased upon such exercise;

•	the date upon which the right to exercise warrants shall commence and the date upon which such right shall expire;

•	any United States federal income tax consequences applicable to the warrants; and

•	any other relevant terms of the warrants.

     The exercise price of each warrant will be subject to adjustment upon the occurrence of certain events as set forth in each prospectus supplement. Prior to the exercise of any warrants, holders of warrants will not have any of the rights of holders of the equity securities purchasable upon their exercise. Warrants will become void if by their expiration date they have not been exercised.

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LEGAL MATTERS

     The validity of the securities being issued will be passed upon for the Company by Buchanan Ingersoll PC, 1835 Market Street, 14th Floor, Philadelphia, PA 19103.

EXPERTS

     The consolidated financial statements and schedule of the Company as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that states that the Company has restated its consolidated statement of operations for the year ended December 31, 2002.

     The combined financial statements of M.G.R., Inc. d/b/a Air Plus Limited, Distribution Services, Inc., and Contract Air, Inc. for the year ended December 31, 2000 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Regroup Express, LLC as of December 31, 2002 and 2001, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of G-Link Express Pte. Ltd. as of and for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of Ho, Sneddon, Chui, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The financial statements of G-Link Express (Cambodia) Pte. Ltd. as of and for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of Ho, Sneddon, Chui, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, as well as proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

     The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

     We are incorporating by reference the following documents that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by the Forms 10-K/A filed with the SEC on August 28, 2003 and January 20, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended by the Form 10-Q/A filed with the SEC on January 20, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended by the Form 10-Q/A filed with the SEC on January 20, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as amended by the Form 10-Q/A filed with the SEC on January 20, 2004;

•	our Current Reports on Form 8-K and 8-K/A as filed with the SEC on July 7, 2003, August 7, 2003, August 13, 2003, August 28, 2003, and September 9, 2003; and

•	the description of our common stock, $.001 par value per share, contained in our registration statement on our amended Form 8-A filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, dated June 29, 2001, and any subsequent amendments or reports filed for the purpose of updating such description.

     We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

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     Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein. You may request a copy of these filings, at no cost, by writing or telephoning us at:

Stonepath Group, Inc.
1600 Market Street, Suite 1515
Philadelphia, PA 19103
Attention: Stephen M. Cohen,
Senior Vice President and General Counsel
Telephone: (215) 979-8370

     You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

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Stonepath Group, Inc.

$50,000,000

Preferred Stock
Common Stock
Warrants

PROSPECTUS

     We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit an offer to buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of _________________, 2004.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following is an estimate of the expenses which will be incurred by the Company in connection with the issuance and distribution of the securities being registered.

SEC filing fee	$6,335
Printing expenses	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	50,000

Total	$111,335

Item 15. Indemnification of Directors and Officers

     Our certificate of incorporation and bylaws reflect the adoption of the provisions of Section 102(b)(7) of the Delaware General Corporation Law, which eliminate or limit the personal liability of a director to our stockholders or us for monetary damages for breach of fiduciary duty under certain circumstances. If applicable Delaware law is amended to authorize corporate action further eliminating or limiting personal liability of directors, our certificate of incorporation provides that the liability of a director shall be eliminated or limited to the fullest extent permitted by applicable Delaware law.

     Our certificate of incorporation and bylaws also provide that we shall indemnify any person who was or is a party to a proceeding by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including judgments, fines, amounts paid in settlement and attorneys’ fees) actually and reasonably incurred by such person in connection with a proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, in accordance with, and to the fullest extent permitted by, applicable Delaware law. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be determined by the board of directors.

     We maintain, at our expense, an insurance policy which insures our directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

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Item 16. Exhibits

Exhibit No.	Reference

1.1(1)	Form of Underwriting Agreement

3.1(2)	Amended and Restated Certificate of Incorporation

3.2(3)	Amendment to Certificate of Incorporation

3.2(3)	Amended and Restated By-laws

4.1(2)	Specimen certificate for shares of common stock

4.2(1)	Certificate of designation for preferred stock

4.3(1)	Form of Warrant Agreement (including form of warrant)

5.1(4)	Opinion of Buchanan Ingersoll, PC

12(4)	Calculation of Ratio of Earnings to Combined Fixed Charges And Preferred Stock Dividends

23.1(4)	Consent of KPMG LLP

23.2(4)	Consent to KPMG LLP

23.3(4)	Consent of KPMG LLP

23.4(4)	Consent of Ho, Sneddon, Chui

23.5(4)	Consent of Ho, Sneddon, Chui

23.6(4)	Consent of Buchanan Ingersoll, PC (included in its opinion on Exhibit 5.1)

24.1(4)	Power of Attorney (included on the signature page of the registration statement)

(1)	To be filed by subsequent report on Form 8-K.

(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 (Registration No. 333-88629) filed on October 8, 1999.

(3)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001.

(4)	Filed herewith.

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Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on February 6, 2004.

STONEPATH GROUP, INC.

By:	/s/	Dennis L. Pelino

Dennis L. Pelino (Chairman of the Board of Directors and Chief Executive Officer)

By:	/s/	Bohn H. Crain

Bohn H. Crain (Chief Financial Officer)

By:	/s/	Thomas L. Scully

Thomas L. Scully (Principal Accounting Officer)

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Stephen M. Cohen his true and lawful attorney-in-fact and agent with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

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     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity indicated on February 6, 2004.

Signature	Title	Date

/s/Dennis L. Pelino	Chairman, Chief Executive Officer and Director	February 6, 2004

Dennis L. Pelino

/s/J. Douglass Coates	Director	February 6, 2004

J. Douglass Coates

/s/ John Springer	Director	February 6, 2004

John Springer

/s/Aloysius T. Lawn IV	Director	February 6, 2004

Aloysius T. Lawn IV

/s/Robert McCord	Director	February 6, 2004

Robert McCord

/s/David Jones	Director	February 6, 2004

David Jones

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     EXHIBIT INDEX

Exhibit No.	Reference

5.1	Opinion of Buchanan Ingersoll, PC

12	Calculation of Ratio of Earnings to Combined Fixed Charges And Preferred Stock Dividends

23.1	Consent of KPMG LLP

23.2	Consent to KPMG LLP

23.3	Consent of KPMG LLP

23.4	Consent of Ho, Sneddon, Chui

23.5	Consent of Ho, Sneddon, Chui

23.6	Consent of Buchanan Ingersoll, PC (included in its opinion on Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the registration statement)